Exhibit 21

                         Subsidiaries of the Registrant

Parent

NS&L Bancorp, Inc.

                                            Percentage        Jurisdiction or
Subsidiaries (a)                           of Ownership   State of Incorporation

Neosho Savings and Loan Association, F.A.      100%            United States

NS&L Enterprises, Inc. (b)                     100%              Missouri

Crawford Mortgage, Inc. (b)                    100%              Missouri

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(a)      The  operation  of the  Corporation's  wholly  owned  subsidiaries  are included in the Corporation's Financial Statements contained in the Annual Report attached hereto as Exhibit 13.

(b)      Wholly-owned subsidiary of Neosho Savings and Loan Association, F.A.